Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Current Report on Form 8-K/A of Crown Castle International Corp. dated December 15, 2017 of our report dated March 10, 2017 related to the consolidated financial statements of LTS Group Holdings LLC and its subsidiary as of and for the year ended December 31, 2016, and incorporated by reference in Registration Statements on Form S-8 (No. 333-212383, 333-118659, 333-163843, 333-181715, and 333-188801) and Registration Statement on Form S-3 ASR (No. 333-203074) of Crown Castle International Corp.

/s/ DELOITTE & TOUCHE LLP

Rochester, New York

December 15, 2017